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                                  Exhibit 10.64


PERSONAL AND CONFIDENTIAL


July 20, 1999

Allen Newman
P.O. Box 675583
Ranco Santa Fe, CA 92067

Dear Allen:

This letter summarizes the compensation and benefits which will be paid to you or on your behalf by the Company under certain circumstances and the terms and conditions under which they will be paid.

The Company has determined that your ongoing services are required through September 30, 1999 in order to operate the business through that date and to assist in either raising capital to fund ongoing operations or finding a buyer or merger partner for the business.

If those efforts prove unsuccessful and the Company's Board votes to dissolve Vista and begin an orderly wind down effective September 30, 1999, your employment with the Company will be terminated and you will receive the following compensation and benefits, provided you have not voluntarily terminated your employment with the Company prior to that date:

         1. Three months severance (pay through 12/31/99) to be calculated at your regular rate and to be paid immediately.

         2. Company paid medical and dental coverage through 12/31/99.

We appreciate your prior and continuing service and contributions to the Company and with your assistance, we look forward to successfully completing our third quarter mission.

Best Regards,

/s/ Robert De Vaere

Robert De Vaere
Chief Financial Officer


cc:      James C. Blair